EXHIBIT 21.0
SIGNIFICANT DIRECT AND INDIRECT SUBSIDIARIES OF OCWEN FINANCIAL CORPORATION

Name	State or Other Jurisdiction of Organization
Ocwen Loan Servicing, LLC (1)	Delaware
Ocwen Mortgage Servicing, Inc. (1)	U.S. Virgin Islands
Homeward Residential Holdings, Inc.	Delaware
Homeward Residential, Inc. (1)	Delaware
Liberty Home Equity Solutions, Inc (1)	California
Investors Mortgage Insurance Holding Company	Delaware
REO Management, LLC (1)	U.S. Virgin Islands
Ocwen Master Advance Receivables Trust (2)	Delaware
Ocwen - Freddie Servicer Advance Receivables Trust 2012-ADV1 (2)	Delaware
Ocwen Servicer Advance Funding (Small Business Commercial), LLC (2)	Delaware

(1)	Operating company

(2)	Special purpose entity